Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Ring Energy, Inc., a Nevada corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of April 19, 2019.

WISHBONE ENERGY PARTNERS, LLC

By:	/s/ H. Craig Clark
Name:	H. Craig Clark
Title:	Chief Executive Officer and President

S. WIL VANLOH, JR.

By:	/s/ S. Wil VanLoh, Jr.
S. Wil VanLoh, Jr.

[Joint Filing Agreement – Exhibit 99.1]